Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ARRAY BIOPHARMA INC.

a Delaware corporation

at

$48.00 NET PER SHARE

Pursuant to the Offer to Purchase dated June 28, 2019

by

ARLINGTON ACQUISITION SUB INC.

a wholly owned subsidiary of

PFIZER INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

THE END OF THE DAY, ONE MINUTE AFTER 11:59 P.M., EASTERN TIME,

ON FRIDAY, JULY 26, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

(SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

June 28, 2019

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 28, 2019 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”) in connection with the offer by Arlington Acquisition Sub Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Pfizer Inc., a Delaware corporation (which we refer to as “Pfizer”), to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined in the Offer to Purchase, any and all of the outstanding shares of common stock, par value $0.001 per share (which we refer to as the “Shares”), of Array BioPharma Inc., a Delaware corporation (which we refer to as “Array”), at a price of $48.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes, upon the terms and subject to the conditions of the Offer.

THE BOARD OF DIRECTORS OF ARRAY HAS RECOMMENDED THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.    The offer price for the Offer is $48.00 per Share, net to you in cash, without interest, subject to any required withholding of taxes.

2.    The Offer is being made for all outstanding Shares.

3.    The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 14, 2019 (which, together with any amendments or supplements thereto, we refer to as the “Merger Agreement”), among Array, Pfizer, and Purchaser, pursuant to which, after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Array (which we refer to as the “Merger”) without a vote of the stockholders of Array in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, with Array continuing as the surviving corporation and thereby becoming a wholly owned subsidiary of Pfizer.

4.    The Offer and withdrawal rights will expire at the end of the day, one minute after 11:59 p.m., Eastern Time, on Friday, July 26, 2019, unless the Offer is extended by Purchaser or earlier terminated.

5.    The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

6.    Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depository”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ARRAY BIOPHARMA INC.

a Delaware corporation

at

$48.00 NET PER SHARE

Pursuant to the Offer to Purchase dated June 28, 2019

by

ARLINGTON ACQUISITION SUB INC.

a wholly owned subsidiary of

PFIZER INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 28, 2019 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”), in connection with the offer by Arlington Acquisition Sub Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Pfizer Inc., a Delaware corporation, to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined in the Offer to Purchase, any and all of the outstanding shares of common stock, par value $0.001 per share (which we refer to as the “Shares”), of Array BioPharma Inc., a Delaware corporation, at a price of $48.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED

HEREBY: SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

Dated:
Signature(s)

Please Print Name(s)

Address:
(Include Zip Code)

Area code and Telephone no.

Tax Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.